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                                                                   EXHIBIT 23

                    CONSENT TO INCORPORATION BY REFERENCE

We consent to the incorporation by reference in the Registration Statements of Minnesota Mining and Manufacturing Company on Form S-8 (Registration Nos. 33-
14791,  33-49842,  33-58767, 333-26957, 333-30689 and 333-30691)  and  Form  S-3
(Registration No. 33-48089), of our report dated February 9, 1998, except for the last paragraph under Debt in the Notes to Consolidated Financial Statements, as to which the date is February 18, 1998, on our audits of the consolidated financial statements of Minnesota Mining and Manufacturing Company and Subsidiaries as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, which report is included in this Annual Report on Form 10-K.



                              /s/ COOPERS & LYBRAND L.L.P.

                              COOPERS & LYBRAND L.L.P.

St. Paul, Minnesota
March 10, 1998